EXHIBIT 99.2
                                                                    ------------



We evaluate our performance and that of our business segments based on earnings and cash flow from operations. Cash flow from operations is a non-GAAP term that represents cash generated from operating activities before changes in non-cash working capital and other. We consider it a key measure as it demonstrates our ability and the ability of our business segments to generate the cash flow necessary to fund future growth through capital investment and repay debt.


                                                                          THREE MONTHS                 NINE MONTHS
                                                                    ENDED SEPTEMBER 30          ENDED SEPTEMBER 30
 (Cdn$ millions)                                                   2003           2002         2003           2002
--------------------------------------------------------------------------------------------------------------------
Net Income                                                          181            157          695            323
Exploration Expense                                                  30             32          109            106
Charges and Credits to Income not Involving Cash:
    Gain on Disposition of Assets                                    --             --           --            (13)
    Depreciation, Depletion and Amortization                        190            174          566            522
    Future Income Taxes                                              31             13           51            (13)
    Loss (Gain) on Foreign Exchange                                  (4)            (1)          (8)             3
    Non-Cash Items included in Discontinued Operations                7             16           35             46
    Other                                                            (1)             3            1             --
                                                             -------------------------------------------------------
Cash Flow from Operations                                           434            394        1,449            974
Preferred Dividends                                                 (16)           (18)         (50)           (54)
                                                             -------------------------------------------------------
Cash Flow Available to Common Shareholders                          418            376        1,399            920
                                                             =======================================================
Weighted Average Number of Common Shares
   Outstanding (millions)                                           123.8          122.8        123.4          122.2
                                                             -------------------------------------------------------
Cash Flow per Share ($/share)                                        3.38           3.07        11.34           7.53
                                                             =======================================================

Weighted Average Number of Diluted Common Shares
   Outstanding (millions)                                           125.3          124.5        124.4          123.8
                                                             ------------------------------------------------------
Diluted Cash Flow per Share ($/share)                                3.34           3.02        11.25           7.43
                                                             =======================================================

Electronic copies of our filings with the Securities and Exchange Commission (from November 8, 2002 onward) are available, free of charge, through our web site (www.nexeninc.com). Filings prior to November 8, 2002 are available, free of charge, upon request, by contacting our investor relations department at
(403) 699-5931.